Exhibit 10.1

RESTATED AND AMENDED EMPLOYMENT AGREEMENT

WITH

MICHAEL J. HARTNETT

This Employment Agreement (the “Employment Agreement”) is amended and restated effective as of this 2nd day of April, 2017 (the “Commencement Date”) and made between RBC Bearings Incorporated, a Delaware corporation (“Employer” or the “Company”) and Michael J. Hartnett Ph.D. (“Employee”). Prior to and through the time of their entry into this Agreement, Employee has served as Employer’s President, Chief Executive Officer and Chairman of its Board of Directors pursuant to an Employment Agreement dated April 1, 2013 (“Prior Employment Agreement”). Both parties wish to continue this employment relationship under the terms reflected in this Agreement.

Therefore, Employer hereby employs Employee and Employee hereby accepts employment, on the terms and conditions hereinafter set forth.

1.	DEFINITIONS.

As used in this Agreement, and unless the context requires a different meaning, the following terms shall be defined as follows:

“Change in Control” is as defined in the RBC 2005 or 2013 Long-Term Equity Incentive Plan as amended or any subsequent long –term equity incentive plan approved by and on behalf of the Company.

“Competing Business” means any business (including, without limitation, research and development) that is carried on by Employer in any material respect, and with which Employee is actively involved, during the Term.

“EBITDA” shall mean the income of the Employer increased by interest, taxes, depreciation and amortization, calculated in a manner consistent with the calculation of the Plan.

“Good Reason” shall mean for the 24 month period following a Change in Control any of the following which occur subsequent to the Commencement Date without your express written consent:

(i)            a substantial reduction in the Employee’s title, position, duties, responsibilities and status with the Company inconsistent with the Employee’s title, duties, responsibilities and status immediately prior to a change in the Employee’s titles or offices, or any removal of the Employee from or any failure to reelect the Employee to any of such positions, except in connection with the termination of his employment for disability, retirement or Cause or by the Employee other than for Good Reason;

(ii)           a relocation of Employee’s principal work location without his consent to a location more than 25 miles from the Company’s headquarters at Oxford, Connecticut;

(iii)          any material breach by the Company of any provision of this Agreement; or (iv) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

“Plan” shall mean the operating plan established by the Employee, in his status as CEO of Employer and as approved by the Board within ninety (90) days following the beginning of each fiscal year, as applicable to Employer and as applicable to the determination of bonuses payable to others of Employer’s employees to the extent such bonuses are calculated by reference to operating results.

“Person” means any natural person, partnership, corporation, trust, company or other entity.

“Territory” means the geographical area in which the Employer engages in any business (other than an insignificant amount of business), with which Employee is actively involved, during the Term.

“Equity Vesting Triggering Event” means the occurrence of any of the following:

(i)            the expiration of the Term of this Agreement pursuant to Section 2;

(ii)           the termination of this Agreement pursuant to Section 8(a) upon Employee’s death or Total Disability;

(iii)          the termination of this Agreement by the Employer pursuant to Section 8(c) without Cause; or

(iv)          the termination of this Agreement by the Employee pursuant to Section 8(d) for other than Good Reason.

2.	TERM.

Subject to the terms and conditions of this Agreement, the Company shall employ Employee as its President, Chief Executive Officer, and Chairman of its Board of Directors for a term commencing on the Commencement Date hereof and continuing until March 31, 2020 or until earlier terminated pursuant to the provisions of Section 8 hereof (the “Initial Term”). Upon expiration of the Initial Term, this Agreement will automatically renew for additional one (1) year periods (each a “Renewal Term”) unless either party notifies the other of its intent not to so renew within ninety (90) days prior to the expiration of the Initial Term or any Renewal Term. (The Initial Term and all Renewal Terms shall collectively be referred to as the “Term”).

3.	DUTIES.

(a)          During the Term, Employee agrees to serve Employer as its President, Chief Executive Officer and Chairman of its Board of Directors (the “Board”) reporting to the Board, and in such other executive capacities as may be agreed from time to time by the Board (or a duly authorized committee thereof) and Employee; provided that (i) Employee’s duties shall at all times be limited to those commensurate with the foregoing offices, and (ii) Employee shall not be obligated, without his consent, to relocate his principal office location from Oxford, Connecticut (or the surrounding reasonable commuting area), although the foregoing limitation is not intended to limit Employee’s requirement, in the normal course of business, to travel to the Employer’s other business locations. Employee shall serve, if elected, as a director of, and if agreed by Employee and the board of directors of the organization in question, shall serve as an officer and render appropriate services to, corporations directly or indirectly controlled by Employer (“Employer’s Affiliates”) as Employer may from time to time reasonably request (but only such services as shall be consistent with the duties Employee is to perform for Employer and with Employee’s stature and experience). All duties and services contemplated by this Section 3 are hereinafter referred to as the “Services.”

(b)          During the Term, Employee will devote his full business time and attention to, and use his good faith efforts to advance, the business and welfare of Employer; provided that the foregoing shall not restrict Employee’s rights to engage in passive investment activities, to serve on the boards of directors of other entities (so long as such activities are not violative of Section 4 below), or to engage in civic, charitable and other similar activities.

4.	CONFIDENTIAL INFORMATION AND COVENANT NOT TO COMPETE.

(a)          Employee hereby agrees that, during the Term and thereafter, he will not disclose to any Person, or otherwise use or exploit in competition with Employer or Employer’s Affiliates, any of the proprietary or confidential information or knowledge treated by the Employer or Employer’s Affiliates as confidential, including without limitation, trade secrets, processes, records of research, information included in proposals, reports, methods, processes, techniques, computer software or programming, or budgets or other financial information, regarding Employer or Employer’s Affiliates, its or their business, properties or affairs obtained by him at any time (i) during the Term or (ii) during any employment of Employee with the Employer or any of Employer’s Affiliates prior to the Commencement Date (“Prior Employment”), except to the extent required to perform the Services; PROVIDED that the foregoing shall not apply to: (A) information in the public domain other than by reason of a violation of this Agreement by Employee, or (B) information that Employee is compelled to disclose by operation of law or legal process (so long as Employee provides Employer with prior notice of any such compelled disclosure and an opportunity to defend against such disclosure), or (C) information generally known to Employee by reason of his particular expertise that is not specific to the Employer.

(b)          Employee hereby agrees that during the Term and for a period of two years thereafter (the “Non-Compete Term”), he will not (i) engage in or carry on, directly or indirectly, any Competing Business in any Territory in which such Competing Business is then engaged in by the Employer, (ii) allow his name to be used by any Person engaged in any Competing Business, (iii) invest in, directly or indirectly, any Person engaged in any Competing Business, or (iv) serve as an officer or director, employee, agent, associate or consultant of any Person engaged in a Competing Business (other than Employer or any Employer’s Affiliate). Notwithstanding the foregoing, the Non-Compete Term shall be only for the Term hereof in the event Employee’s employment hereunder is terminated by the Employer hereunder without Cause (as provided in Section 8(c) below) and shall be for a period of twelve (12) months following such termination by the Employee with Good Reason (as provided in Section 8(d) below). Subject to Section 3 (b) hereof, nothing herein shall prohibit the Employee from (A) investing in any business that is not a Competing Business or (B) investing in a publicly-held entity if such investment (individually or as part of a group) is limited to not more than five percent (5%) of the outstanding equity issue of such entity.

(c)          All intellectual properties developed by Employee during the Term or during any Prior Employment and that is related to the business (or foreseeable business prospects) of the Employer with which Employee is actively involved shall be for the account of the Employer. Employee agrees to enter into such agreements (including transfer documents) as may be reasonably required by Employer to confirm the foregoing.

(d)          Employee shall not, during the Non-Compete Term, directly or indirectly, solicit or induce or attempt to solicit or induce any affiliate, director, agent, or employee of Employer or contractor then under contract to the Employer, to terminate his, her or its employment or other relationship with Employer for the purpose of entering into a similar relationship with any Employer’s competitors or for any other purpose or no purpose. Employee shall not, during the Non-Compete Term, directly or indirectly, solicit or induce or attempt to solicit or induce any customer or supplier of Employer to terminate his, her or its relationship with Employer for the purpose of entering into a similar relationship with any competitors of Employer or Employer’s Affiliates or for any other purpose or no purpose.

(e)          Employee agrees that the remedy at law for any breach by him of any of any of the covenants and agreements set forth in this Section 4 will be inadequate and will cause immediate and irreparable injury to Employer and that in the event of any such breach, Employer, in addition to the other remedies which may be available to it at law, shall be entitled to seek injunctive relief prohibiting him from the breach of such covenants and agreements.

(f)           The parties hereto intend that the covenants and agreements contained in this Section 4 shall be deemed to include a series of separate covenants and agreements, one for each and every county of the states in which the Employer does business. If, in any judicial proceeding, the duration or scope of any covenant or agreement of Employee contained in this Section 4 shall be adjudicated to be invalid or unenforceable, the parties agree that this Agreement shall be deemed amended to reduce such duration or scope to the extent necessary to permit enforcement of such covenant or agreement.

5.	INDEMNIFICATION.

Employer hereby agrees to indemnify Employee to the maximum extent permitted by Delaware law at the time of the assertion, against any liability against Employee arising out of or relating to his status as an employee, officer or director acting within the course and scope of employment, office or director responsibility of Employer or any Employer’s Affiliate at any time during the Term, whether such liability is asserted during or after the Term.

6.	COMPENSATION AND BENEFITS.

(a)          Commencing April 2, 2017, Employer shall pay Employee a salary at the rate of sixty four thousand five hundred and eighty five dollars ($ 64,585) per month payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of Employer’s salaried employees (“Base Salary”). Commencing not later than December 1, 2017 , the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall annually review the Employee’s performance and Base Salary and may increase (but not decrease) such Base Salary, at its sole discretion. Any increased Base Salary shall then constitute the “Base Salary” for purposes of this Agreement. During the term, Employee shall also be entitled to receive the benefits set forth in Schedule A hereto (the “Additional Benefits”) as well as any normal executive benefits of Employer not enumerated in that Schedule.

(b)          During the Term, Employee shall also be entitled to receive annual-performance bonuses in amounts and at times as follows:

Employee shall be entitled to an annual performance bonus with respect to each fiscal year of the Employer during which Employee remains an employee of the Company beginning with the fiscal year ending March 31, 2018, in an amount determined as a percentage of Employee’s Base Salary, based on the following criteria:

Percentage of Actual EBITDA to Plan	Amount of Bonus
80% to 89.9%	75% of Base Salary
90% to 99.9%	100% of Base Salary
100% to 109.9%	150% of Base Salary
110% to 119.9%	200% of Base Salary
120% or higher	250% of Base Salary

The amount payable under this formula, if any, shall be paid to Employee within fifteen (15) days following the publication of the Company’s financial statements for each fiscal year of the Employer during the Term, but in no event later than one hundred twenty (120) days following the end of such fiscal year.

(c)          Employee shall be designated as an Eligible Executive under the Company’s Executive Officer Performance Based Compensation Plan

7.	EXPENSES.

Employer will pay or reimburse Employee for such reasonable travel, entertainment, educational and other expenses as he may incur on behalf of Employer during the Term in connection with the performance of his duties hereunder.

8.	TERMINATION OF EMPLOYMENT.

Notwithstanding Section 1 hereof, the Initial Term may be terminated prior to March 31, 2020, and any Renewal Term may be terminated under the following circumstances:

(a)          DEATH OR TOTAL DISABILITY. The Term shall automatically and immediately terminate upon Employee’s death or “Total Disability.” For purposes of this Agreement, “Total Disability” shall mean Employee’s physical or mental incapacitation or disability that renders Employee unable to substantially perform the Services as performed prior to such incapacitation or disability for the period of twenty-six (26) consecutive weeks or during anyone hundred fifty (150) business days (whether or not consecutive) during any twelve (12) month period during the Term.

(b)          TERMINATION BY EMPLOYER FOR CAUSE. Employer, at its election, shall have the right to terminate the Term, by written notice to Employee to that effect, for “Cause”. The term “Cause” shall mean:

(i)	any act of fraud, embezzlement, theft or conviction of a crime involving moral turpitude;

(ii)	any material breach by Employee of any material covenant, condition, or agreement in this Agreement (“Employee’s Material Breach”); or

(iii)	any chemical dependency by Employee (other than in connection with medicines prescribed for Employee).

To terminate the Term pursuant to this Section 8(b), Employer shall give written notice (“Cause Notice”) to the Employee specifying the claimed Cause. If Employee fails to cure the same within thirty (30) days after the receipt of the applicable Cause Notice (or such longer period as may be reasonably required if such actions are subject to cure), the Term shall terminate at the end of such thirty (30) day period or such longer reasonable period, as the case may be. Notwithstanding anything that may be interpreted to the contrary, it is expressly agreed that no act of the type contemplated by or described in Section 8(b) (i) shall be capable of being cured by Employee and the Employer may terminate Employee immediately without the requirement for such cure period.

(c)          TERMINATION BY EMPLOYER WITHOUT CAUSE. Employer shall have the right, at its election, to terminate the Term at any time for any reason other than “Cause” upon not less than sixty (60) days prior written notice to Employee.

(d)          TERMINATION BY EMPLOYEE. Employee shall have the right, at his election, to terminate the Term at any time by written notice to Employer upon not less than one hundred and twenty (120) days prior written notice; provided, however, that (i) such notice period shall be thirty (30) days in the case of a termination for “Good Reason”; and (ii) if such termination is other than for Good Reason the Non-Compete Term, for purposes of Section 4(b) and (d), shall continue through March 31, 2020.

(e)          SALARY AND BENEFITS IN EVENT OF TERMINATION. Upon termination of the Term, the following shall be applicable, notwithstanding anything to the contrary elsewhere herein:

(i)            If the Term is terminated by Employer for Cause pursuant to Section 8 (b) or by Employee pursuant to Section 8 (d) other than for Good Reason, Employee shall thereafter be entitled to the Base Salary and all benefits, including the Special Benefits for six months following the effective date of such termination, unless otherwise agreed by Employer.

(ii)           If the Initial Term is terminated (A) due to Employee’s death or Total Disability pursuant to Section 8 (a) hereof, or (B) by the Employer without Cause pursuant to Section 8 (c) hereof, (x) Employer shall pay to Employee on the date of termination the Base Salary due to Employee for the then remainder of the period ending March 31, 2020, net of any benefits paid to Employee pursuant to any policy of disability insurance maintained by Employer, plus a PRO RATA portion of the Employee’s annual bonus for the fiscal year of the Employer in which such termination occurs at your maximum target bonus percentage then in effect (provided that in the case of Employee’s death or Total Disability such payment and benefits shall extend for no longer than for the then remainder of the period ending March 31, 2020), and (y) Employee shall be entitled to all benefits including the Special Benefits described in Section 6 (b) hereof for the then remainder of the period ending March 31, 2020.

(iii)          If a Renewal Term is terminated (A) pursuant to Employee’s death or Total Disability pursuant to Section 8 (a) hereof, or (B) by the Employer without Cause pursuant to Section 8 (c) hereof, (x) Employer shall pay to Employee (or Employee’s estate or designated beneficiaries) on the date of termination the Base Salary due to Employee for the then remainder of the Renewal Term, net of any benefits paid to Employee pursuant to any policy of disability insurance maintained by Employer, plus a PRO RATA portion of the Employee’s annual bonus for the fiscal year of the Employer in which such termination occurs at your maximum target bonus percentage then in effect (provided that in the case of Employee’s death or Total Disability such payment and benefits shall extend for no longer then remainder of the Renewal Term), and (y) Employee shall be entitled to all benefits including the Special Benefits described in Section 6 (b) hereof for the than remainder of the Renewal Term.

(iv)          If a Change in Control occurs and if within 24 months after a Change in Control, Employee’s employment is either terminated by the Company without Cause or by Employee for Good Reason, Employee shall be entitled to the compensation and benefits set forth in Schedule B, Change in Control Provisions.

(v)           If an Equity Vesting Triggering Event occurs, all restricted stock and stock option awards that have been granted to Employee shall immediately and fully vest and all stock options grants shall be exercisable by Employee on or before the day which is thirty nine (39) months from the initial grant date, in the case of stock option grants with three (3) year vesting, and on or before the day which is sixty three (63) months from the initial grant date in the case of stock option grants with five (5) year vesting. Approval of this Agreement by the Company’s Board Compensation Committee shall be deemed approval of the amendments of the restricted stock and stock option grants as provided in the immediately preceding sentence for all purposes under the RBC 2005 and 2013 Long-Term Equity Incentive Plan as amended or any subsequent long –term equity incentive plan approved by and on behalf of the Company. The vesting provisions contained in this subsection (v) shall take precedent over any vesting provisions contained in Schedule B.

(f)           DELIVERY OF RECORDS UPON TERMINATION. Upon termination of the Term, Employee will deliver to Employer all records of research, proposals, reports, memoranda, computer software and programming, budgets and ether financial information, and ether materials or records (including any copies thereof) made, used or obtained by Employee in connection with his employment by Employer and/or any Employer’s Affiliate.

9.	MISCELLANEOUS.

(a)          MODIFICATION AND WAIVER OF BREACH. No. waiver or modification of this Employment Agreement shall be binding unless it is in writing signed by the parties hereto and expressly stating that it is intended to modify this Agreement. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

(b)          NOTICES. All notices and other communications required or permitted under this Employment Agreement shall be in writing, served personally on, or made by certified or registered United States mail to, the party to be charged with receipt thereof. Notices and other communications served in person shall be deemed delivered when so served. Notices and other communications served by mail shall be deemed delivered hereunder 72 hours after deposit of such notice or communication in the United States Post Office as certified or registered mail with postage prepaid and duly addressed to whom such notice or communications is to be given, in the case of

(i)            Employer:

RBC Bearings Incorporated

One Tribology Center

Oxford, CT 06478

ATTN : Chief Financial Officer

(ii)           Employee:

Michael J. Hartnett

385 South Street

Middlebury, Connecticut 06762

Any party may change said party’s address for purposes of this Section by giving to the party intended to be bound thereby, in the manner provided herein, a written notice of such change.

(c)          COUNTERPARTS. This instrument may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Employment Agreement.

(d)          GOVERNING LAW. Except as otherwise expressly provided herein, this Employment Agreement shall be construed in accordance with, and governed by, the internal laws of the State of Connecticut applicable to agreements executed and to be performed in such state without regard to principles of choice of law or conflicts of laws.

(e)          COMPLETE EMPLOYMENT AGREEMENT. This Employment Agreement and its Exhibits and Schedules, together contain the entire agreement between the parties hereto with respect to the subject matter of this Employment Agreement and supersedes all prior and contemporaneous oral and written negotiations, commitments, writings, and understandings with respect to the subject matter of Employee’s relationship with Employer, including Prior Employment Agreement which is terminated effective as of the Commencement Date.

(f)           NON-TRANSFERABILITY OF EMPLOYEE’S INTEREST. None of the rights of Employee to receive any form of compensation payable pursuant to this Employment Agreement shall be assignable or transferable. Any attempted assignment, transfer, conveyance, or other disposition of any interest in the rights of Employee hereunder shall be void.

In WITNESS WHEREOF, the undersigned have executed this Employment Agreement on the day and year first above written.

EMPLOYEE:

/s/ Michael J. Hartnett
MICHAEL J. HARTNETT

EMPLOYER:

RBC BEARINGS INCORPORATED

By:

/s/ Richard Crowell
RICHARD CROWELL
Chairman
Compensation Committee

SCHEDULE A TO EMPLOYMENT AGREEMENT BETWEEN MICHAEL J.

HARTNETT AND RBC BEARINGS INCORPORATED, APRIL 2, 2017

SPECIAL BENEFITS

1.           Employee shall be reimbursed by Employer, as valued, determined and approved by the Vice President and Chief Financial Officer, for personal expenses up to a total of $50,000 in any fiscal year. Such personal expenses may include, but not be limited to, use of the Employer’s aircraft facility.

2.           At Employer’s expense,

Executive Medical Coverage ($10,000 per year supplemental coverage).

Dental insurance.

Prescription drug coverage.

The above medical, dental and prescription drug coverage benefits are subject to change at any time at the discretion of the Board of Directors of Employer; provided that such coverages provided to Employee shall at all times be at least as beneficial to Employee as are the coverages provided to other of Employer’s executive employees and shall always be fully paid by the Employer.

The above medical, dental and prescription drug coverage shall be in addition to Employee’s participation in any medical, hospitalization of related coverage maintained by Employer for the benefit of all its employees.

3.           At Employer’s expense, disability insurance at least as beneficial to Employee as the disability provided for Employee immediately preceding the Commencement Date of this Agreement, provided that within that limitation, such insurance may be modified from time to time at the discretion of the Board of Directors of Employer.

4.           The Employer shall maintain an appropriate apartment or other dwelling in Los Angeles for use by the Employee throughout the Term. The parties acknowledge that “appropriate” shall mean of at least the quality and convenience of the dwelling maintained for this purpose immediately preceding the Commencement date of the Agreement. .

5.           Employee shall be provided six weeks of paid vacation for each twelve month period during the Term, to accrue PRO RATA during the course of each such twelve month period; and payable at Employee’s then- effective base salary rate on termination if not used during the Term.

6.           Employee shall have unrestricted use of an appropriate automobile throughout the Term at the Employer’s expense, including without limitation, fuel, insurance, maintenance and repair. When the Agreement expires or otherwise terminates, Employee shall have the option to assume the lease or purchase the vehicle for its book value as of the Termination date, such option to be exercised within two months of said Termination date. The parties acknowledge that “appropriate” shall mean of at least the quality and convenience of the automobile used for this purpose immediately preceding the Commencement date of the Agreement.

7.           During the Initial term and any Renewal Term, Employee shall have the option of purchasing the condominium owned by the Company at 22432 Manacor in Mission Viejo, California for a price equal to the Company’s then current book value.

SCHEDULE B TO EMPLOYMENT AGREEMENT BETWEEN MICHAEL J.

HARTNETT AND RBC BEARINGS INCORPORATED, APRIL 2, 2017

CHANGE OF CONTROL PROVISIONS

1.           (a)           If a Change in Control occurs and if within 24 months after a Change in Control, your employment is either terminated by the Company without Cause or by you for Good Reason , the Company will pay you on your date of termination a single lump sum cash payment equal to the sum of:

•	The base salary, unused vacation and any annual bonus applicable to a completed fiscal year, which have not yet been paid to you through the date of termination;

•	A bonus equal to your annual base salary applicable to you on your termination date, multiplied by your maximum target bonus percentage then in effect and prorated to account for the number of days you were employed by the Company during the Fiscal Year in which you were terminated.

•	A severance payment equal to the sum of (i) 250% of your annual base salary, and (ii) 250% of your Target Bonus in effect on such date. “Target Bonus” shall mean the amount payable under all annual incentive compensation plans of the Company in which you participate, waiving any condition precedent to the payment to you and assuming that the performance goals for the period were achieved at the 100% level.

•	A reimbursement for all documented expenses, up to $15,000, actually incurred by you for professional outplacement services within 3 months after your termination.

(b)          For the 18 month period following the termination of the your employment, the Company (or the subsidiary that employed you) will continue to provide coverage and participation to you at the same participation, coverage and benefit levels (or will provide their equivalent) and pay the full cost of coverage and participation under the employee health and other welfare plans maintained by the Company and applicable to you on your termination date.

(c)          Immediately prior to a Change in Control, you will completely vest in all restricted stock and stock options that have been granted to you. Approval of this Agreement by the Company’s Board Compensation Committee shall be deemed approval of the vesting of restricted stock and stock options as provided in the immediately preceding sentence for all purposes under the RBC 2005 and 2013 Long-Term Equity Incentive Plan as amended or any subsequent long –term equity incentive plan approved by and on behalf of the Company. All stock options that have been granted to you will additionally be exercisable by you for a period of 18 months following the termination of your employment.

(d)          All amounts paid under these Change in Control provisions shall be subject to applicable tax withholding.

(e)           In exchange for and prior to receipt of these benefits you agree to execute and deliver to the Company its general release agreement applicable to severed employees.

2.            You agree that in the event a third party (a) begins a tender or exchange offer; (b) circulates a proxy to stockholders; or (c) takes other steps to effect a Change in Control, you will not voluntarily terminate employment with the Company (or the subsidiary that employs you) unless you provide at least 3 months prior written notice to the Board of Directors of the Company, and you will continue to render the services expected of your position, and you will represent the best interests of the stockholders of the Company until the third party has abandoned or terminated the efforts to effect a Change in Control or until a Change in Control has occurred and your employment has been terminated.

3.            If you die prior to the time all payments due to you under these Change in Control provisions have been made, then as soon as practicable after your death (but in no event later than one month after), the Company shall pay in a lump sum all sums not paid to you prior to your death. Payment shall be made to your designated beneficiary or beneficiaries named under the 401(k) plan maintained by the Company on the date of your death. If no such beneficiary is named, such sums shall be paid to your estate.

4.            Payments made pursuant to these Change in Control provisions are intended to be exempt from Code §409A as separation pay to the greatest extent possible. Accordingly, all provisions herein shall be construed and interpreted consistent with that intent, but that, to the extent necessary the Company shall amend any such provision pertaining to such payment to comply with Code §409A, and the regulations thereunder, in the least restrictive manner necessary without any diminution in the value of the payments to you.